GOLDEN BOOKS FAMILY ENTERTAINMENT, INC. AND SUBSIDIARIES

SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
YEARS ENDED DECEMBER 26, 1998 AND DECEMBER 27, 1997 AND THE ELEVEN MONTHS ENDED DECEMBER 28, 1996
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Exhibit 21.1

List of Subsidiaries

o    Golden Books Publishing Company, Inc. (Delaware)
o    LRM Acquisition Corp. (Delaware)
o    Western Publishing Limited (Hong Kong)
o    Golden Books Publishing (Canada), Inc.
o    Golden Showcase Stores, Inc. (Delaware)
o    Shari Lewis Enterprises, Inc. (California)
o    Golden Books Home Video, Inc. (Delaware)
o    McSpadden-Smith, Inc. (Tennessee)
o    McSpadden-Smith Music, LLC (Tennessee)
o    McSpadden Music LLC (Tennessee)
o    Chunky Monkey Music LLC (Tennessee)
o    Magnolia Hill Music LLC (Tennessee
o    Summerdawn Music LLC (Tennessee)
o    McSpadden-Smith Publishing LLC (Tennessee)
o    SLE Productions, Inc. (California)




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